Memorandum

    To:           Directors and Executive Officers of ICO, Inc.

    From:      Charlotte Fischer Ewart

    Date:       August 20, 2009

    Re:           Notification of Imposition of a Blackout Period Pursuant to Sarbanes-Oxley Section 306(a)

As you know, the ICO 401(k) Plan (“Plan”) will be changing its trustee and its recordkeeper and administrative services provider effective October 1, 2009.  In connection with the change, our current and former employees who participate in the Plan will be temporarily unable to:

•	direct or diversify investments in their Plan accounts (including transfers into or out of the ICO common stock fund);

•	receive distributions from the Plan; and

•	obtain Plan loans.

This short-term period during which participants in the Plan will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act of 2002, and therefore will require us also to prohibit ICO’s directors and executive officers from trading in ICO’s common stock during this period.

The blackout period for the Plan is expected to begin on September 21, 2009 and to end the week of October 18, 2009.  You will receive a follow up notice informing you when the blackout period has ended.

During the blackout period, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of ICO common stock.  For example, you will be prohibited from:

•	transactions in the ICO common stock fund in your own Plan account (if you have a Plan account);

•	buying or selling shares of ICO common stock on the open market; and

•	exercising ICO stock options.

In addition, you are subject to ICO’s Blackout Period and Pre-Clearance Policy that requires you to pre-clear any proposed transaction with our General Counsel, Charlotte Ewart, as you may be subject to blackout periods for unrelated reasons, such as the blackout periods related to our quarterly financial results, which may occur contemporaneously with the blackout period related to the Plan changes.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Ms. Ewart.